To Our Unitholders:

Pope Resources enjoyed a breakout year in 2004, largely on the strength of significantly higher harvest volumes and improved log pricing from our Fee Timber segment. With a strong year as well from our Real Estate segment, net income for the partnership in 2004 surged to $10.2 million, or $2.22 per fully diluted unit, compared with $3.5 million, or $0.78 per fully diluted unit, in 2003. In 2004, we also generated a total of $18.9 million in EBITDDA (earnings before interest, taxes, depreciation, depletion, and amortization), our all-time high for this cash flow metric in a single year. This strong cash flow facilitated one of our busiest acquisition years ever, in which we closed five land transactions – three in Fee Timber, two in Real Estate – for an aggregate cost of $22 million.

Following such a strong year, a natural question revolves around the sustainability of our 2004 earnings and cash flow results. Was this an aberration, or has Pope Resources reached a new plateau of sustainable performance? After describing the primary factors that contributed to our 2004 performance, I will offer my thoughts on the question of sustainability as well as provide some insights into our strategy going forward.

Ingredients for a Banner Year

Financial and operating highlights for this past year, by segment, are described below:

Fee Timber. We closed three small timberland acquisitions during 2004, adding approximately 4,700 acres and 57 million board feet (MMBF) of merchantable timber to our Fee Timber portfolio at a total cost of $21 million. This allowed us to increase our 2004 harvest volume by 34%, or 15 MMBF, to a total of 60 MMBF. This added harvest volume came at an opportune time, as average log prices increased 11%, or $53 per thousand board feet (MBF), to $529 per MBF. The combination of these two important factors powered Fee Timber operating income to $15 million, representing an increase of 56% over 2003. These acquisitions should also allow us to increase our harvest level in 2005 to approximately 79 MMBF, before settling down to a projected long-term annual rate of 53 MMBF beginning in 2006.

Timberland Management & Consulting. This past year was a building year for our third-party Timberland Management & Consulting segment that operates under the trade name of Olympic Resource Management (ORM). Inasmuch as we completed a large timberland management assignment in late 2003, we entered 2004 without a major timberland management client for the first time since 1997. As a result, this segment generated an operating loss of $0.6 million for the year while we focused our efforts on two areas of potential growth.

We launched an offering for a $50 million private equity timber fund, ORM Timber Fund I, LP, in which Pope Resources will co-invest 10% of the capital raised alongside third-party accredited investors. For Pope Resources, participation in this fund will constitute our primary growth vehicle in owned timberland. We expect to close the fund in early 2005, and will then begin looking for timberland properties to acquire on behalf of the fund.

During 2004, we also served in an advisory capacity for the secured lenders of Crown Pacific, a timberland and sawmill owning entity that filed for bankruptcy in 2003. In late December 2004 at the conclusion of the bankruptcy process, ownership of Crown Pacific's 522,000 acres of timberlands in Washington and Oregon was transferred to a new company called Cascade Timberlands, owned and controlled by these lenders. Cascade Timberlands hired ORM as its timberland manager. When ORM assumed management responsibility for these lands in January 2005, we opened three new field offices and hired a number of foresters. We expect this contract to bridge the time until our timber fund business is up and running at a sustainable scale. In the meantime, this new contract should provide for a meaningful stream of revenue and cash flow for ORM.

Real Estate. On the strength of two important land sales, our Real Estate segment recorded an operating profit of $1.6 million, its first profit in six years. We have worked hard over the past number of years to make important value-enhancing investments in our 3,000-acre higher-and-better-use Real Estate portfolio. This past year marked the beginning of what we expect to be a five-year period of realizing significant revenues from many of these investments. In 2004, we sold our Homestead project in Hansville, Washington, a 205-acre project that received preliminary plat approval for 89 lots in 2002. We also sold a 426-acre parcel to Kitsap County for use as a regional heritage park. This heritage park site is adjacent to our 720-acre Arborwood project just outside of Kingston, Washington. While providing benefits for the county, we also expect this park to improve the value of our neighboring Arborwood project.

We also acquired two small land parcels, one adjacent to our Gig Harbor project and the other adjoining Port Gamble. The Gig Harbor parcel will allow us to consolidate storm retention ponds serving multiple parcels, which will preserve more high-value land to be sold to other customers. The Port Gamble parcel is an in-holding in the residential portion of town that will eventually be sold for home sites.

General and Administrative. While seeing a 46% increase in our total revenues and absorbing significant new costs associated with Sarbanes-Oxley compliance, our general and administrative costs increased by only a modest 5% in 2004 to $3 million. As a result, our general and administrative costs, measured as a percentage of total revenues, declined to 7.5%, the lowest level in the partnership’s history. While we expect to absorb higher Sarbanes-Oxley compliance costs in 2005 associated with implementation of Section 404 internal control measures, we expect general and administrative costs this next year to continue to decline as a percentage of total revenues.

For a more detailed description of 2004 results, I encourage readers to review Management’s Discussion and Analysis of Financial Condition and Results of Operations from our SEC Form 10-K, which is included in this annual report.

Sustainability of 2004 Results and Strategic Context

Creating a stream of cash flow from owning and managing timberland. As mentioned earlier in this letter, in 2004 we harvested 60 MMBF of timber off our lands, and in 2005 we plan to increase that annual harvest level to 79 MMBF. These increases in harvest volume for 2004 and 2005 are attributable to the three timberland acquisitions we closed in 2004 and do not represent sustainable operating levels going forward. In 2006 and thereafter, we expect the annual harvest to be at a long-term sustainable level of 53 MMBF. This represents a meaningful increase above the 45 MMBF harvest level established in 2002 and is attributable to a number of factors, including the maturing of younger age classes of timber, revised standing timber volumes, and the aforementioned 2004 acquisitions.

We expect the higher harvest volume in 2005 to produce more cash flow, but not necessarily more income as the depletion expense on this added volume will be much higher. Log prices will be driven by a myriad of factors, including housing starts, interest rates, repair and remodel spending, and the strength of the dollar relative to other currencies. If log prices do not decline significantly during 2005, we expect operating income from this segment in 2005 to be comparable to 2004.

The primary focus of our management team is adding value to the lands under our stewardship. Ensuring sustainability is a key attribute of true value creation. From a timberland perspective, this translates to growing our overall asset base while at the same time managing the portfolio of age classes to balance current cash flow with long-term value creation. We recognize that our small size dictates that we will never lead the markets in which we participate. Nonetheless, we possess sufficient scale, invest in sophisticated management systems, and employ outstanding people to assure that our costs and investment returns remain competitive. We capitalized on these capabilities through the three successful timberland acquisitions made during 2004. While small in size, we believe these transactions will generate competitive returns for our unitholders over time.

Investing in and managing timberland portfolios for others. Performance in 2005 by our Timberland Management & Consulting segment is expected to be significantly stronger than in 2004 based on the new timberland management contract for Cascade Timberlands. We do not expect meaningful earnings from our new timber fund until it is fully invested in timberland properties.

We view our success in securing large-scale timberland management contracts as testament to our organizational capabilities and competitiveness. Our third-party timberland management business has provided an important stream of revenue to reduce the net effective cost of managing our own lands. Our emphasis on growing this business has also helped us to improve the management of our own lands, both from the standpoint of investing in technology and in broadening the experience base of our people. We have stayed the course on our strategy as large-scale management assignments have wound down because we recognize that our investment in people and systems will provide the competitive edge to securing new business. In 2004, we retained key talent while lacking a large-scale third-party timberland management contract, and were ultimately rewarded for this patience with the new Cascade Timberlands assignment at the beginning of 2005.

This same emphasis on people and systems applies to our new timber fund activities. With the large influx of institutional capital flowing into the timberland asset class over the past decade, we have seen the market for timberland properties become more efficiently valued. As this has occurred, it has shifted more emphasis on management capabilities to drive out competitive returns, and we believe that our timber fund will create benefits for us by increasing management revenues and by generating investment returns.

“Harvests” of higher-and-better-use opportunities. Real Estate performance for the next few years will depend largely on the timing of sales from our Gig Harbor and Bremerton projects, as well as the absorption rate of rural residential land parcels we are actively marketing. While we continue to move forward with the planning for road and water infrastructure investments in our Gig Harbor project, we suffered some unexpected delays in permitting during 2004 that we expect will push the closing of the Costco Wholesale parcel into 2006. Notwithstanding this delay, we remain optimistic about the prospects for this project, which should benefit from the new bridge connecting Gig Harbor and Tacoma that is expected to be completed in 2007. In response to a robust Puget Sound residential market, we are actively marketing the 203-acre residential portion of our Bremerton project.

The real estate side of our business is keenly focused on generating long-term returns. As mentioned in earlier annual reports, we recognized years ago that Washington State's Growth Management Act would ultimately constrain the supply of potential development land in the State. A large investment in time and money was made to try to have as much of our lands as possible placed within urban growth boundaries where the zoning would drive out higher values. We expect this to be demonstrated over the next few years in Gig Harbor and Bremerton as we sell portions of these projects. We are also hopeful that a portion of our large Arborwood project in Kingston, Washington will be placed within an urban growth boundary that is expected to be finalized in the next year.

The final piece of our strategy, which intersects both our Fee Timber and Real Estate segments, seeks to extract higher-and-better-use real estate values from lands that will ultimately not remain in our long-term timberland portfolio. From a Fee Timber perspective, this strategy will help smooth out our age class distribution, which is still heavy to lands less than 25 years old, by transferring some of these lands to our Real Estate segment. Our real estate personnel will in turn develop strategies for selling these lands, which will be influenced by zoning regulations and the market absorption of smaller rural residential parcels. The net effect is intended to pull cash flows forward to earlier periods and improve the overall return to our unitholders. Over the past few years, as we have seen stronger markets for rural residential parcels, we have transferred more lands into our Real Estate segment and made the investments in subdividing some of these lands in order to ramp up future sales. It is our goal to have a small but steady supply of these lands to sell each year out of the total 3,000 acres in this portfolio.

Unit Price Appreciation During 2004 and Early 2005

One of the themes I have focused on in the last couple of annual reports was the deep discount between the price of our units and the underlying value of our timberland and real estate assets. While we believe there is still a modest discount to underlying asset values, we also recognize the significant unit price appreciation we have experienced in 2004 and early 2005 certainly mitigates the degree to which our value story is a compelling one. While some of this recent price appreciation is likely a function of our improved results, we also believe that some of it is related to broader stock price appreciation across the forest products industry as well as the result of favorable references by analysts and investment newsletters.

We have also made a concerted effort to tell our story to a broader cross section of the investment community and by communicating with greater transparency our financial results and the underlying market dynamics influencing our asset values. All these factors have contributed to higher levels of trading, which we believe is very important for our thinly traded partnership units. Ultimately, this higher degree of liquidity should improve the efficiency of our valuation and translate into a unit value that more closely mirrors the underlying value of our assets and in which our earnings and cash flow trading multiples more closely resemble those of our peer companies.

Distribution Strategy

Since reinstating our distribution in the second half of 2002, we have increased the payout per unit each year based on our assessment of cash flow generation, debt service requirements, and planned capital expenditures. We were delighted to be able to more than double our distribution in 2004, increasing it from $0.07 to $0.15 per quarter. At today's unit trading price, this distribution equates to a tax-free yield of approximately 1.6%. We will continue to reexamine our distribution level midway through each year as we aim to maintain a sustainable distribution while at the same time assuring we have adequate growth capital.

Looking to the Future

In 2004, we not only enjoyed strong bottom line results, but also successfully grew our future base of business as many of our growth initiatives are beginning to bear fruit. We take pride in our strategic mix of owning timberland and real estate properties while providing third-party timberland management expertise to other owners of timberland. We feel this unique strategic mix helps us to hone our skills and ultimately to successfully compete for new business. I would like to thank our dedicated employees for their energy, enthusiasm, and commitment to our vision. I would also like to thank our unitholders for your support and continued confidence in our team. As always, we welcome your comments, questions, and feedback as we work to both grow the partnership and add value to your lands.

David L. Nunes
President and CEO
March 31, 2005